UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 28, 2017 (March 24, 2017)

Date of Report (Date of earliest event reported)

SQL TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

FLORIDA	333-197821	46-3645414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 North Point Parkway Suite 154 Alpharetta, GA	30022
(Address of principal executive offices)	(Zip Code)

(770) 754-4711
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise provided in this Current Report, all references to “we,” “us,” “our,” or the “Company” refer to the Registrant, SQL Technologies Corp.

Item 3.02

Unregistered Sales of Equity Securities

As reported by the Company on our Current Report on Form 8-K filed on April 4, 2016, on that date, pursuant to a securities subscription agreement with an accredited investor (the “Investor”), as defined under Regulation D, Rule 501 of the Securities Act, the Company issued to the Investor a one-year Common Stock Purchase Warrant to purchase up to 1,666,667 shares of our common stock, no par value per share (“Common Stock”), at an exercise price of USD $3.00 per share (the “Warrant”).

On March 24, 2017, the Investor elected to exercise the Warrant in full, and the Company thereafter issued 1,666,667 shares of Common Stock (the “Shares”) to the Investor. The Company received gross proceeds in full, of USD $5,000,000. The Company did not utilize the services of, or pay any commissions to, a broker-dealer or third party in connection with the transaction.

The Company has sold the Shares in a private placement in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder since, among other things, the above transaction did not involve a public offering. Additionally, the Company relied on similar exemptions under applicable state laws. The investor in the sale had access to information about the Company and its investments, took the Shares for investment and not resale, and the Company took appropriate measures to restrict the transfer of the Shares. Upon issuance, the resale of the Shares will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company is providing this report in accordance with Rule 135c under the Securities Act of 1933, as amended (the “Securities Act”), and the notice contained herein does not constitute an offer to sell the Company’s securities, and is not a solicitation for an offer to purchase the Company’s securities. The securities offered have not been registered under the Securities Act, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SQL TECHNOLOGIES CORP.

Date: March 28, 2017

By: /s/ John P. Campi

John P. Campi

Chief Executive Officer